Exhibit 99.1

Press Release

For more information contact:

Media Relations: Judy Wicks Vice President, Communications Fiserv, Inc. 678-375-1595 judy.wicks@fiserv.com	Investor Relations: Eric Nelson Vice President, Investor Relations Fiserv, Inc. 262-879-5350 eric.nelson@fiserv.com

For Immediate Release

Fiserv Appoints Chris Flink to Board of Directors

Brookfield, Wis., November 29, 2012 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today announced the appointment of Chris Flink, 40, to its Board of Directors. Flink, a partner at the innovation and design firm IDEO and a consulting associate professor at Stanford University, has extensive experience helping companies of all kinds innovate and grow.

In his 15 years with IDEO, Flink has held a variety of roles, from heading the firm’s Consumer Experience Design practice to co-founding its New York office. He has led diverse programs in collaboration with clients that include some of the world’s most recognizable brands. He currently leads key client relationships, guiding portfolios of innovation projects in retail, education, and consumer products.

At Stanford, Flink is a lecturer at the Graduate School of Business, and a consulting associate professor at the Hasso Plattner Institute of Design (d.school). He has served on the d.school’s Strategy Board since inception and has taught courses within the engineering department such as “Advanced Product Design” and “Human Values in Design” since 1999. In 2011, he co-taught the popular “Brands, Experience, & Social Technology (BEST)” course, followed by “Social Brands” in 2012.

“Financial services are increasingly reliant on technology to deliver value and create relationships with customers,” said Donald F. Dillon, Chairman of the Board of Directors, Fiserv. “With his experience as an advisor to dynamic global brands, as well as an educator at one of the world’s premier centers of innovation, Chris brings unique talents to our Board and we look forward to his contributions at Fiserv.”

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry, driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more information, visit www.fiserv.com.

Press Release

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